Exhibit 99.1

NEWS RELEASE

Contact: Kevin Wolf @Road Corporate Communications (650) 270-3023 kwolf@road-inc.com

@Road® Announces New Exception Services for
Rules-Based Business Management of Mobile Workers

Service Prompts Managers with Alerts and Reports for Critical Business Issues

Fremont, CA – March 25, 2003 – @Road (Nasdaq: ARDI), a leading provider of location-enhanced wireless Internet solutions for mobile resource management (MRM), today announced the availability of Exception Services, a new feature that offers alerts and reports identifying incidents where mobile workers meet or exceed customer-defined business rules.

A value-added application available for use with the @Road GeoManagerSM service, Exception Services enables companies to quickly identify and respond to scheduled or spontaneous field activities. Depending on their needs, companies can customize up to a dozen different alerts and reports, including when a mobile worker reaches a particular landmark, ventures outside a given region or is inactive for an extended period of time.

For example, a field service company finds that one of its service technician teams is averaging fewer jobs per day than other groups in the region. The company would like to determine whether the problem is due to inefficient routing and dispatching. To investigate the matter, the company could use Exception Services to schedule vicinity alerts, which can be configured to show when a worker is stopped for 15 minutes within one-half mile of another employee. Additionally, the company could use Exception Services to schedule stop count alerts, which indicate how many times a worker returns to a job site in a day. As a result of the reporting and alert data from Exception Services, the company can create new routes to ensure workers are not unnecessarily crossing paths and that workers are equipped to complete jobs in fewer trips to the job site.

“Some managers may not have the bandwidth to review detailed reports and maps relating to employee field activity on a daily basis,” said Krish Panu, CEO of @Road. “With Exception Services, companies can arrange for managers to be notified about the most critical business issues based on their own business rules. As with many of our new MRM services, Exception Services is designed to help our customers maximize the productivity of field operations while increasing the @Road average revenue per subscriber.”

Alerts can be delivered via email, to a mobile telephone or to a web-based notification console that displays, sorts and manages alerts as they are processed. Once an exception occurs and is created in the @Road network, the customer can modify, store or delete it as desired.

@Road has organized and priced Exception Services to meet the needs of every customer. A premium package with a full suite of exception types and same-day delivery capabilities is available for $10.95 per month per mobile worker in addition to the standard MRM service fees. The standard package includes next-day delivery of the landmark, speed and idle time reports, and is available at no extra charge with the purchase of the @Road GeoManager service. Customers purchasing @Road Two-Way Communications, MobileForms, Switch Status or Temp Status services can add applicable Exception Services at no extra charge as well. For more information on Exception Services, please call your @Road sales representative or visit the @Road Web site at www.atroad.com.

About @Road

@Road (Nasdaq: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating location technologies, wireless communications, transaction processing, software applications and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services using a pay-

as-you-go subscription model, customers experience an immediate and measurable return-on-investment.

@Road delivers its MRM services to over 90,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.atroad.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability of @Road to successfully develop, market, deliver and support Exception Services, dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 28, 2002 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc.